U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): November 11, 2002

                        COMMISSION FILE NUMBER: 333-30364

                              I T Technology, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                        98-0200077
    (State or jurisdiction of                       (I.R.S. Employer I.D. No.)
     incorporation or organization)


                             15303 Ventura Boulevard
                                    Suite 900
                             Sherman Oaks, CA 91403
                    (Address of principal executive offices)


                  Registrant's telephone number: (818) 380-3020


                                 Not applicable
          (Former name or former address, if changed since last report)




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Item 1.    Changes in Control of Registrant

                Not applicable

Item 2.    Acquisition or Disposition of Assets

                Not Applicable

Item 3.    Bankruptcy or Receivership

                Not Applicable

Item 4.    Changes in Registrant's Certifying Accountant

                Not Applicable

Item  5.   Other Events and Regulation FD Disclosure

Acquisition of Shares of Anzoil (Thailand) Pty Ltd ("Anzoil (Thailand)")

On November 11, 2002, the Company's subsidiary, Avenue Energy, Inc. ("Avenue"), entered into a Stock Purchase Agreement with a company controlled by Dr Jaap Poll to acquire up to 36% of the outstanding capital stock of Anzoil (Thailand) Pty Ltd ("Anzoil Thailand"), a company which has a contract to acquire 100% of the offshore petroleum concession Block B7/38 (the "Concession") located in the Gulf of Thailand and US$1.8 million in cash (the "AT Agreement"). This agreement reflects the Company's recent decision to broaden its strategic focus and pursue a range of potential growth and investment strategies.

Upon the initial closing of the transaction, the Company will issue to Dr. Poll's company 14,444,444 shares of its restricted Common Stock ("Shares") for 26% of Anzoil Thailand's outstanding shares and upon satisfaction of certain additional conditions up to a further 5,555,556 Shares for up to an additional 10% of Anzoil Thailand's outstanding shares.

Thailand Block B7/38 has three drillable prospects identified by 3D seismic coverage as well as a host of follow up structural and stratigraphic leads in a basin with proven oil potential. The Company believes that these prospects have substantial oil potential as a result of the Shell Nang Nuang oil discoveries immediately adjacent to Anzoil Thailand's drilling targets. Approximately US $4 million has already been spent on pre drilling exploration within the Concession.

Anzoil Thailand has indicated that it currently anticipates that drilling will start in early 2003.

The closing of the transactions contemplated by the Anzoil Thailand stock purchase agreement is subject to final Thai Government ratification, completion by Anzoil Thailand of contracts with the holder of the Concession and the consent of Anzoil Thailand's other shareholders, which the Company understands are anticipated to be achieved by the end of the year. Upon acquiring the Concession, the participants will be required to contribute their proportional share of the costs of the expenditure obligations of approximately US $4.3 million (less the balance of the funds allocated to Anzoil Thailand specifically for this program - estimated to be US $1.8 million).

In addition, Avenue entered into a Consulting Agreement with Dr. Poll and a company controlled by him pursuant to which Dr. Poll will become Avenue's Director of Exploration, managing its acreage portfolio to ensure the professional performance of joint venture requirements, to assist the Board of Avenue with advice regarding its acreage portfolio, source and pursue new petroleum opportunities worldwide and potentially enter into new venture agreements. The ultimate objective is to assist Avenue's entry into the petroleum exploration and production arena.

See also the Company's Press Release dated November 11, 2002 regarding the foregoing which is attached hereto as Exhibit 20.1(b).


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SAFE HARBOR: Certain information contained in this Form 8-K Report are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December, 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution Investors and prospective Investors about significant factors which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Actual results may differ as a result of factors over which the Company has no control, including general economic and business conditions; competition and ability to gain market acceptance of products; success of operating initiatives, including the success of the oil and gas exploration and drillings at the Concession; operating costs; fluctuation in oil and gas prices, the ability to secure required governmental and third party consents, advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; its ability to obtain financing for its ongoing operations or proposed initiatives; availability, terms and deployment of capital; availability of qualified personnel; labor and employment benefit costs; changes in, or failure to comply with, various government regulations; slower than anticipated completion of research and development projects and movements in the foreign exchange rate; illiquidity of its securities and volatility in the trading price of its securities, and other risks listed from time to time in reports filed with the Securities and Exchange Commission, which factors are incorporated herein by reference. This news release is not an offer to sell or a solicitation of an offer to buy any securities of the Company. Any such solicitation or offer may only be made through a prospectus which has been approved by the Securities and Exchange Commission in the states in which such solicitation or offer has been approved.

Item 6.    Resignations of Registrant's Directors

                Not Applicable

Item 7.    Financial Statements and Exhibits

                (a) Financial Statements of Business Acquired.

                       Not Applicable

                (b) Pro forma Financial Information.

                       Not applicable.

                (c) Exhibits.

                           10.23 Stock Purchase Agreement dated November 11, 2002 by and between the Avenue Energy, Inc., a Delaware corporation, Dormley Pty Ltd and Jacob Jan Kornelis Poll.

                           10.24 Consultancy Agreement dated November 11, 2002 by and between Avenue Energy, Inc., a Delaware corporation, Dormley Pty Ltd and Jacob Jan Kornelis Poll.

                           20.1(b) Press release of the Registrant dated November 11, 2002.


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SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2002.

I.T. Technology, Inc.

/s/  Jonathan Herzog
---------------------------
By:    Jonathan Herzog
Its: Executive Vice President



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